Exhibit 99.1

LYDIA BEEBE ELECTED TO BOARD OF DIRECTORS

OF HCC INSURANCE HOLDINGS, INC.

HOUSTON (December 9, 2014) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) today announced that Lydia I. Beebe, 62, has been elected as an independent member of the Company’s Board of Directors, effective March 5, 2015.

“We are very pleased to have Lydia join our Board.  With over 35 years of experience in corporate governance and tax, including extensive experience managing a corporate governance function, Lydia brings a new perspective to our Board that we believe will be very valuable as HCC continues to grow,” said Christopher J.B. Williams, HCC’s Chief Executive Officer.

Ms. Beebe will serve on the Nominating and Corporate Governance Committee.  Since 1995, she has served as Chief Governance Officer and Corporate Secretary of Chevron Corporation.  From 1977 to 1995, Ms. Beebe held a variety of positions of increasing responsibility with Chevron Corporation.  She plans to retire from Chevron Corporation in April 2015.  Ms. Beebe also currently serves as a board member of the Rock Center for Corporate Governance at Stanford University and the Weinberg Center for Corporate Governance at the University of Delaware.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading specialty insurer with offices in the United States, the United Kingdom, Spain and Ireland.  As of September 30, 2014, HCC had assets of $10.8 billion and shareholders’ equity of $3.9 billion.  HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company, Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1192

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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